Exhibit 99.1

Contacts:
Media	Investor Relations
Scott Sayres	Mark Macaluso
(480) 257-5921	(973) 455-2222
scott.sayres@honeywell.com	mark.macaluso@honeywell.com

HONEYWELL ANNOUNCES FINAL RESULTS OF PRIVATE EXCHANGE OFFERS

MORRIS PLAINS, N.J., November 20, 2017 – Honeywell International Inc. (“Honeywell”) (NYSE: HON) today announced the final results of its previously announced four separate private offers to exchange any and all of its outstanding notes listed below (the “Existing Notes”), for a combination of Honeywell’s newly issued 3.812% Senior Notes due 2047 and cash (the “Exchange Offers”). The Exchange Offers have been conducted on the terms and subject to the conditions set forth in the Offering Memorandum dated October 23, 2017 (the “Offering Memorandum”) and Honeywell’s press releases dated November 3, 2017 and November 6, 2017.

The Exchange Offers expired at 11:59 p.m., New York City time, on November 17, 2017 (the “Expiration Time”), at which time all conditions to the Exchange Offers were deemed satisfied or waived by Honeywell. The Minimum Issue Requirement (as defined in the Offering Memorandum) was also met at the Expiration Time. Honeywell has accepted for exchange all Existing Notes validly tendered and not validly withdrawn at or prior to the Expiration Time. The table below sets forth the principal amount of each series of Existing Notes that has been accepted for exchange:

CUSIP	Title of Security	Principal Amount Outstanding	Principal Amount Accepted for Exchange
438506AS6	6.625% Debentures due 2028(1)	$215,715,000	$15,166,000
438516AR7	5.70% Senior Notes due 2036	$550,000,000	$108,950,000
438516AT3	5.70% Senior Notes due 2037	$600,000,000	$137,431,000
438516BB1	5.375% Senior Notes due 2041	$600,000,000	$183,312,000

(1)	This series of Existing Notes was originally issued by Honeywell Inc., a predecessor to Honeywell International Inc.

All Existing Notes accepted for exchange will be settled on November 21, 2017 (the “Settlement Date”). Holders of Existing Notes accepted for exchange will receive the applicable Total Exchange Price (as set forth in Honeywell’s pricing press release dated November 3, 2017) on the Settlement Date, plus cash payments representing (i) accrued and unpaid interest to, but not including, the Settlement Date and (ii) amounts due in lieu of any fractional amounts of New Notes. The aggregate principal amount of Honeywell’s 3.812% Senior Notes due 2047 to be issued as a portion of the Total Exchange Price payable on the Settlement Date is $444,859,000.

Only holders who duly completed and submitted an eligibility letter were authorized to receive the Offering Memorandum and participate in the Exchange Offers (“Eligible Holders”). The eligibility letters included certifications that the holders were either (1) “qualified institutional buyers” (“QIBs”) as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or (2) non-“U.S. persons” (as defined in Rule 902 under the Securities Act) located outside of the United States who are (i) not acting for the account or benefit of a U.S. person, (ii) “non-U.S. qualified offerees” (as defined in the Offering Memorandum), and (iii) not resident in Canada.

When issued, the New Notes will not be registered under the Securities Act or any state securities laws. Therefore, the New Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. Honeywell will enter into a registration rights agreement with respect to the New Notes on the Settlement Date.

Global Bondholder Services Corporation is acting as the Information Agent and the Exchange Agent for the Exchange Offers. Questions or requests for assistance related to the Exchange Offers may be directed to Global Bondholder Services Corporation at (866) 470-3800 (toll free) or (212) 430-3774 (collect). You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offers.

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This announcement is for informational purposes only. This announcement is not an offer to purchase or a solicitation of an offer to purchase any Existing Notes. The Exchange Offers are being made solely pursuant to the Offering Memorandum and related documents. The Exchange Offers are not being made to holders of Existing Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Exchange Offers to be made by a licensed broker or dealer, the Offers will be deemed to be made on behalf of Honeywell by the dealer managers or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

In any European Economic Area Member State (a “Member State”) that has implemented Directive 2003/71/EC (such Directive and amendments thereto, including Directive 2010/73/EU together with any applicable implementing measures in the relevant home Member State, the “Prospectus Directive”), this communication is only addressed to and directed at qualified investors in that Member State within the meaning of the Prospectus Directive.

This communication is only being distributed to and only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “Relevant Persons”). The New Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, Relevant Persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

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Cautionary Statement Regarding Forward-Looking Statements

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this news release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices, as well as our ability to effect the previously announced proposed separations. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements, including with respect to any changes in or abandonment of the previously announced proposed separations. We identify the principal risks and uncertainties that affect our performance in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.